                                                  ------------------------------
                                                          OMB APPROVAL
                 UNITED STATES                    ------------------------------
      SECURITIES AND EXCHANGE COMMISSION          OMB Number:      3235-0145
            WASHINGTON, D.C. 20549                Expires:   August 31, 1999
                                                  Estimated average burden
                                                  hours per response...14.90
                                                  ------------------------------


                                  SCHEDULE 13G



                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (AMENDMENT NO. )*




                             THE HAVANA GROUP, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, $.001 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   419209-10-1
               --------------------------------------------------
                                 (CUSIP Number)

                                December 31, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

  [ ]   Rule 13d-1(b)

  [ ]   Rule 13d-1(c)

  [X]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------------                        ---------------------------
CUSIP NO.   419209-10-1                13G              PAGE 2 OF 7 PAGES
-----------------------------                        ---------------------------

--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           ARO Trust #1 1960 Trust

-------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a)
                                                                         (b)
-------------------------------------------------------------------------------
    3      SEC USE ONLY



-------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Illinois
-------------------------------------------------------------------------------
         NUMBER OF              5    SOLE VOTING POWER
           SHARES                              1,800,000
                              -------------------------------------------------
        BENEFICIALLY            6    SHARED VOTING POWER
          OWNED BY                                0
            EACH
                              -------------------------------------------------
         REPORTING              7    SOLE DISPOSITIVE POWER
           PERSON                              1,800,000
            WITH
                              -------------------------------------------------
                                8    SHARED DISPOSITIVE POWER
                                                  0
-------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                               1,800,000
-------------------------------------------------------------------------------
   10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


-------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                               55.2%
-------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

                                                 00
-------------------------------------------------------------------------------


                               Page 2 of 7 pages

     STATEMENT CONTAINING INFORMATION REQUIRED BY SCHEDULE 13G


ITEM 1.

         (a)      NAME OF ISSUER
                           The Havana Group, Inc.

         (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                           4450 Belden Village Street, N.W., Suite 406
                           Canton, OH 44718

ITEM 2.

         (a)      NAME OF PERSON FILING
                           ARO Trust #1  1960 Trust

         (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE, RESIDENCE
                           N8939 Waterpower Road, Dearbrook, Wisconsin 54424

         (c)      CITIZENSHIP
                           Illinois

         (d)      TITLE OF CLASS OF SECURITIES
                           Common Stock, $.001 par value per share

         (e)      CUSIP NUMBER
                           419209-10-1

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), 13D-2(b), CHECK WHETHER THE PERSON FILING IS A:

               (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o)
               (b) [ ]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                        78c)
               (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c)
               (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8)
               (e) [ ]  An investment advisor in accordance with
                        Section 240.13d-1(b)(1)(ii)(E)
               (f) [ ] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F)


                               Page 3 of 7 pages

               (g) [ ]  A parent holding company or control person in
                        accordance with Section 240.13d-1(b)(1)(ii)(G)
               (h) [ ]  A savings association as defined in Section 3(b) of the
                        Federal Deposit Insurance Act (12 U.S.C. 1813)
               (i) [ ]  A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)
               (j) [ ]  Group in accordance with Section 240.13d-1(b)(1)(ii)(J)

                        Not Applicable

ITEM 4.         OWNERSHIP

         (a)    AMOUNT BENEFICIALLY OWNED
                         1,800,000

         (b)    PERCENT OF CLASS
                         55.2%

                The assumptions utilized in calculating the foregoing percentages is set forth on Exhibit A hereto.

         (c)    NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                (i)    SOLE POWER TO VOTE
                         1,800,000

                (ii)   SHARED POWER TO VOTE OR TO DIRECT THE VOTE
                         0

                (iii)  SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
                         1,800,000

                (iv)   SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
                         0

ITEM 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
                         Not Applicable

ITEM 6.         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
                         Not Applicable



                                Page 4 of 7 pages

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
                        Not Applicable

ITEM 8.         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
                        Not Applicable

ITEM 9.         NOTICE OF DISSOLUTION OF GROUP
                        Not Applicable

ITEM 10.        CERTIFICATION
                        Not Applicable

















                               Page 5 of 7 pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       February 11, 1999
                                       -----------------------------------------
                                       Date


                                       ARO TRUST #1 1960 TRUST


                                       By:  /s/  Linda Gallenberger
                                       -----------------------------------------
                                            Signature


                                       Linda Gallenberger, Trustee
                                       -----------------------------------------
                                       Name/Title






                               Page 6 of 7 pages

                                    EXHIBIT A
                      DETERMINATION OF PERCENTAGE OWNERSHIP


 1,860,000      shares of Common Stock outstanding according to the Quarterly
                Report on Form 10-Q of The Havana Group, Inc. for its fiscal quarter ended September 30, 1998

+1,400,000      shares of Common Stock issuable upon the exercise of 1,400,000
                Class A Warrants to purchase Common Stock held by the Filing
                Person assumed to be outstanding pursuant to Rule
                13d-3(d)(1)(i)(D)

 3,260,000      total shares of Common Stock outstanding
 =========

 percentage
 beneficial
 ownership =    1,800,000 shares beneficially owned = 55.2%
                -----------------------------------
                3,260,000 shares outstanding














                               Page 7 of 7 pages